Exhibit 99.1

Contact:
Don Tatzin
Chief Financial Officer
(510) 683-5900

AXT, Inc. Reports Third Quarter 2003 Results
Completes Sale of Discontinued Opto-electronics Assets

FREMONT, Calif.- October 22, 2003 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended September 30, 2003. The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Revenue from continuing operations for the third quarter of 2003 was $8.5 million, the same as reported in the second quarter of 2003.

Gross margin was 5.9 percent of revenue in the third quarter of 2003 compared with gross margin of 7.9 percent of revenue in the second quarter of 2003. Operating expenses were $3.0 million in the third quarter of 2003, compared with $3.2 million in the second quarter of 2003.

AXT reported a loss from continuing operations in the third quarter of 2003 of $2.6 million, or $0.11 per diluted share, compared with a loss of $3.9 million, or $0.17 per diluted share, in the second quarter of 2003. Second quarter results include a loss of $1.3 million related to a decline in the value of investments the company holds in two US private companies.

On September 27, 2003, the company completed a sale of substantially all of the assets of its opto-electronics business to Lumei Opto-electronics, Corp. for the RMB equivalent of $9.6 million. The company retains a building located in Monterey Park, CA, that it expects to sell in 2004. One million dollars of the sale proceeds will be held in escrow for a limited period.

Immediately following the sale, the company repaid its outstanding equipment loans and leases.

Income from discontinued operations in the third quarter of 2003 was $34,000, or $0.00 per diluted share, compared with a loss of $13.8 million, or $0.61 per diluted share in the second quarter of 2003. The net loss in the third quarter of 2003 was $2.6 million, or $0.11 per diluted share, compared with a loss of $17.7 million, or $0.78 per diluted share in the second quarter of 2003.

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AXT Inc. Reports Third Quarter 2003 Results
October 22, 2003

“Revenue during the third quarter was flat, but we saw improvements in product quality and acceptance,” said Morris Young, president and CEO. While price competition continues, the appreciation of the yen and euro in recent months makes us more competitive. Furthermore, our substrate business continues to generate cash from operations.

“Our decision to discontinue the opto-electronics business was difficult, but it was the best decision for the company. Now we can focus all of our efforts on growing and improving the performance of our core substrate business. With the proceeds of the sale of the opto-electronics assets and the receipt of approximately $8.1 million in tax refunds, we paid down our equipment loans and leases and simultaneously improved our cash balances by $9.6 million compared with the second quarter of 2003.

“We are committed to completing the efforts needed to turn the substrate business around including further improving product quality, regaining market share, and reducing costs of production,” Young said.

Outlook for Fourth Quarter, Ending December 31, 2003

•	The company anticipates that revenue from continuing operations will be between $8.3 and $8.7 million.

•	Gross margin is expected to be between 4 and 6 percent of revenue.

•	Sales, General and Administrative expense, excluding litigation is expected to be approximately $2.7 million.

•	Research and Development expense is expected to be approximately $300,000.

•	Litigation expenses will be approximately $200,000.

•	Net loss is expected to be between $2.8 and $3.0 million, or between $0.12 and $0.13 per diluted share.

Conference Call
 A conference call will be held today at 1:30 p.m. PDT to discuss these announcements and to provide further discussion of the quarter and outlook for the next quarter. To participate in the call, please dial (785) 830 1972. The passcode is AXT. A live webcast of the conference call will be offered on AXT’s website at www.axt.com and on www.prnewswire.com. Replays will be available at 402-530-9312 until October 29. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. A replay of the webcast and the accompanying script will be available through October 22, 2004 on our website.

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AXT Inc. Reports Third Quarter 2003 Results
October 22, 2003

About AXT, Inc.
 AXT designs, develops, manufactures and markets high-performance compound semiconductor substrates for the fiber optics and communications industries. The Company’s proprietary Vertical Gradient Freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium substrates. For more information, see AXT’s website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor
 This press release contains forward-looking statements regarding AXT’s financial performance and preliminary results for the third quarter of 2003, our outlook for the fourth quarter, and improvements in our product performance and quality and manufacturing processes. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Changes in the business might not match management’s forecasts. In particular, charges may be made by the Buyer against the escrow account established as part of the sale of assets of the opto-electronics division. We also face risks associated with the performance of our industry and development of complex technology as well as an economic climate that includes a high degree of uncertainty. In addition, we are subject to other risks, including our operations in China; our ability to convert cash we hold in Chinese currency into US dollars; the failure to obtain qualification of our China operations by our customers; the performance of our products and our ability to manufacture products at high volume in accordance with strict quality control standards; the timing, volume, and pricing of orders from customers; declines in our cash balances; increases in our cash burn rate and our ability to decrease our cash burn rate or raise additional cash; our ability to make successful product improvements on a timely basis; and war or terrorist activity that disrupt our manufacturing capabilities or interrupt the sale of our products. Reference is made to AXT’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2002, and Forms 10-Q for the periods ending March 31, 2003 and June 30, 2003 filed with the Securities and Exchange Commission and available online by link from our website for further discussion of risks and uncertainties regarding AXT’s business. The Company assumes no obligation to update the information in this press release.

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AXT, INC.
CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue	$8,529	$11,726	$25,583	$36,362
Cost of revenue	8,029	12,885	24,135	35,505

Gross profit	500	(1,159)	1,448	857
Operating expenses:
Selling, general and administrative	2,654	3,495	7,973	11,108
Research and development	301	486	1,048	1,742
Impairment charges	—	542	—	14,632

Total operating expenses	2,955	4,523	9,021	27,482

Loss from operations	(2,455)	(5,682)	(7,573)	(26,625)
Interest expense	145	105	368	362
Other (income) and expense	(3)	(308)	1,035	8,183

Loss from continuing operations before provision for income taxes	(2,597)	(5,479)	(8,976)	(35,170)
Provision (benefit) for income taxes	—	10,673	—	4,433

Loss from continuing operations	(2,597)	(16,152)	(8,976)	(39,603)
Discontinued operations:
Loss from operations	(1,591)	(19,533)	(6,165)	(32,149)
Gain/(loss) on disposal	1,625	—	(9,475)	—
Income tax (benefit)	—	(7,012)	—	(8,103)

Gain/(loss) on discontinued operations	34	(12,521)	(15,640)	(24,046)

Net loss	$(2,563)	$(28,673)	$(24,616)	$(63,649)

Basic income (loss) per share:
Loss from continuing operations	(0.11)	(0.72)	(0.39)	(1.76)
Loss from discontinued operation	0.00	(0.56)	(0.69)	(1.07)
Net Loss	(0.11)	(1.28)	(1.08)	(2.84)
Diluted income (loss) per share:
Loss from continuing operations	(0.11)	(0.72)	(0.39)	(1.76)
Loss from discontinued operation	0.00	(0.56)	(0.69)	(1.07)
Net loss	(0.11)	(1.28)	(1.08)	(2.84)
Shares used in per share calculations:
Basic	22,857	22,478	22,727	22,443
Diluted	22,857	22,478	22,727	22,443

AXT, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	December 31,
	2003	2002

Assets:
Current assets Cash and cash equivalents	$21,486	$13,797
Short-term investments	14,010	8,205
Accounts receivable	5,423	7,195
Inventories	26,095	37,598
Prepaid expenses and other current assets	1,804	4,002
Income tax receivable	72	8,783
Assets held for sale	1,000	5,957

Total current assets	69,890	85,537

Property, plant and equipment, net	22,730	39,982
Other assets	4,773	5,341
Restricted deposits	10,402	11,150
Long term investments	2,406	3,657

Total assets	$110,201	$145,667

Liabilities and stockholders’ equity:
Current liabilities Accounts payable	$2,369	$4,228
Accrued liabilities	7,420	8,343
Income tax payable	3,063	3,063
Current portion of long-term debt	1,765	966
Current portion of capital lease obligation	0	3,562

Total current liabilities	14,617	20,162
Long-term debt, net of current portion	10,874	13,289
Long-term capital lease, net of current portion	0	4,847
Other long-term liabilities	1,583	1,712

Total liabilities	27,074	40,010

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	154,937	154,485
Retained earnings	(76,813)	(52,197)
Other comprehensive income	1,471	(163)

Total Stockholders’ equity	83,127	105,657

Total Liabilities and stockholders’ equity	$110,201	$145,667